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                                                                    Exhibit 10.7

                              TREND MINING COMPANY
                                401 Front Avenue
                                     Suite 1
                           Coeur d'Alene, Idaho 83814

11 April, 2001


Electrum LLC
Caledonian House
Grand Cayman
Cayman Islands
British West Indies


Dear Sirs:

     From time to time, Trend Mining Company ("Trend") may request Electrum LLC ("Electrum") to advance it funds under the terms of the previously existing loan agreement between the two parties dated December 6, 2000. Trend acknowledges that $50,000 in funds has been requested and received as of 9 April, 2001. To the extent Electrum has advanced these funds and may advance additional funds to Trend pursuant to such request, which decision is in Electrum's sole and absolute discretion, the terms of such advances shall be as follows:

     1. Trend agrees to use any funds so advanced for the sole and exclusive purpose of satisfying its operating costs. Trend agrees to provide Electrum with advance notice of all uses to which such funds will be put, and to use such funds only for such uses.

     2. Trend agrees to repay to Electrum in U.S. dollars and immediately available funds all funds so advanced on or before the earlier of (a) June 30, 2001, or (b) completion of any private placement of any shares of Trend, from the first monies received by Trend therefrom.

     3. Trend agrees to pay interest on all funds so advanced at a rate equal to 8% per annum, payable semi-annually in arrears and upon repayment of such funds. All computations of interest shall be based on a 365-day year and actual days lapsed.

     4. Notwithstanding Trend's unconditional obligation to pay all funds so advanced when due, instead of receiving payment of such funds, Electrum may elect in a notice sent to Trend on or before the date such payment is due to require Trend to issue to Electrum one "unit" of Trend securities as repayment for each $1.25 of principal and interest due on such date. Each "unit" will consist of one share of Trend Common Stock and one warrant to acquire Trend Common Stock at a purchase price of $1.50 per share exercisable by Electrum (and/or its assignee(s)) at any time on or before September 30, 2006. Electrum may make the election described in this paragraph 4 with respect to all or any part of the funds so advanced and the interest thereon.

     5. Trend hereby agrees that Electrum at any time on or before December 31, 2003 may request that Trend use its best efforts to cause the shares, the warrants and the shares of
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Common Stock receivable upon exercise of the warrants described in paragraph 4 to be registered under the Securities Act of 1933 and the "blue sky" laws of such jurisdictions as are requested by Electrum.

     6. The provisions of this letter agreement, and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with the laws of the State of New York without reference to conflicts or choice of law provisions thereof, and may not be amended or waived without the express written consent of Electrum.

     7. Trend hereby agrees that all costs for obtaining this loan facility, including for the preparation of this letter agreement and the legal costs thereof, shall be borne entirely by Trend.

     8. This letter agreement may be signed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


Sincerely,

TREND MINING COMPANY

By /s/ Kurt J. Hoffman
   ---------------------------
   Kurt J. Hoffman
   President


AGREED TO:

ELECTRUM LLC

By /s/ Thomas Kaplan
   ---------------------------
   Thomas Kaplan
   Director